EXHIBIT 99.01

FOR IMMEDIATE RELEASE

Contact:

Greg Wood

Chief Financial Officer
Liberate Technologies
(650) 645-4003

gwood@liberate.com

LIBERATE TECHNOLOGIES ANNOUNCES TERMINATION OF INVESTIGATION BY SEC STAFF
No enforcement action recommended against the Company

San Mateo, Calif,. September 29, 2004 – The staff of the Securities and Exchange Commission has informed Liberate Technologies (Pink Sheets: LBRT) that the staff’s investigation into the events and circumstances that led to the restatement of Liberate’s financial statements for its 2002 fiscal year and the first quarter of its 2003 fiscal year has been terminated as to Liberate.  The staff also advised Liberate that no enforcement action against Liberate has been recommended to the Securities and Exchange Commission.  In February 2003, Liberate disclosed that the SEC had initiated a formal, non-public investigation to determine whether there had been any violations of the federal securities laws or regulations.  While the SEC staff’s investigation has terminated as to Liberate, the Commission has filed charges against two former Liberate officers for violations of the federal securities laws.  Liberate terminated the employment of the two former officers, members of the previous management team, in December 2002 and January 2003.

“We are pleased that the SEC staff has recommended no enforcement action against the company,” said David Lockwood, Chairman and Chief Executive Officer of Liberate.  “We appreciate the opportunity that the Commission gave us to cooperate with its investigation, and we would like to thank the members of our Audit Committee for their excellent work in connection with the investigation.”

About Liberate Technologies

Liberate Technologies is a provider of software for digital cable systems.  Based on industry standards, Liberate’s software enables cable operators to run multiple services — including high-definition television, video on demand, and personal video recorders — on multiple platforms.  Headquartered in San Mateo, California, Liberate also has offices in Ontario, Canada and the United Kingdom.  Liberate and the Liberate design are registered trademarks of Liberate Technologies.  Other product names used in association with these registered trademarks are trademarks of Liberate Technologies.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Those statements above that involve expectations or intentions (such as those relating to the SEC staff’s stated intention to recommend no enforcement action against Liberate or relating to future business performance or anticipated corporate or commercial activities of Liberate) are forward-looking statements and are not guarantees of future performance.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: future decisions by the SEC or other governmental or regulatory bodies; Liberate’s ability to execute its business plan; and Liberate’s ability to attract, motivate and retain key executives and employees.  Other risk factors are listed from time to time in Liberate’s SEC reports, including, but not limited to the annual report on Form 10-K for the fiscal year ended May 31, 2004.  Liberate disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.